Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-191274 and 333-194937 on Form S-8 of our report dated March 16, 2015, relating to the consolidated financial statements of Rocket Fuel Inc. and subsidiaries appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 16, 2015